Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-150627) pertaining to the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, and

(2)	Registration Statement (Form S-3 No. 333-162566) of Pioneer Southwest Energy Partners L.P and PSE Finance Corporation and in the related Prospectus;

of our reports dated February 26, 2010 with respect to the consolidated financial statements of Pioneer Southwest Energy Partners L.P. and the effectiveness of internal control over financial reporting of Pioneer Southwest Energy Partners L.P. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

                                                                      Ernst & Young LLP
Dallas, Texas
February 26, 2010